Exhibit 99

NEWS RELEASE
HELMERICH & PAYNE, INC. / 1437 SOUTH BOULDER AVENUE / TULSA, OKLAHOMA

June 4, 2014

HELMERICH & PAYNE, INC. INCREASES REGULAR DIVIDEND, ANNOUNCES ADDITIONAL NEW BUILD CONTRACTS AND TAKES FLEXRIG®* CONSTRUCTION CADENCE TO FOUR RIGS PER MONTH

Helmerich & Payne, Inc. (NYSE: HP) announced today that its Board of Directors declared a dividend of $0.6875 per share of common stock for its third quarter of fiscal 2014 ending June 30, 2014.  This represents a ten percent increase from the Company’s prior quarterly regular dividend level of $0.625 per share.  The dividend is payable on September 2, 2014 to shareholders of record at the close of business on August 15, 2014.

The Company also announced today that it has entered into agreements with five exploration and production companies to build and operate nine additional FlexRigs in the U.S.  All of these rigs are under multi-year term contracts and expected to generate attractive economic returns for the Company.  This brings the total number of new build commitments announced in fiscal 2014 to 53 new FlexRigs.

Given the additional new build contracts and other encouraging conversations with customers regarding new FlexRig deliveries in fiscal 2015, the Company also announced today that it plans to increase its FlexRig construction cadence from three to four rigs per month beginning in September of this year.  The Company’s capital expenditures estimate for fiscal 2014 remains at $1.1 billion.

Company President and CEO, John Lindsay commented, “We are pleased to be in position to further increase our regular dividend while continuing to grow the Company.  H&P has a forty-year track record of increasing dividend levels every year, with significant increases during recent years.  Our approach will remain flexible, retaining our ability to take advantage of market opportunities while determining effective ways to return cash to shareholders.  The 53 new FlexRig orders so far during the fiscal year signal a strong drumbeat of opportunity for the foreseeable future.”

Helmerich & Payne, Inc. is primarily a contract drilling company.  As of June 4, 2014, the Company’s existing fleet included 328 land rigs in the U.S., 32 international land rigs and nine offshore platform rigs.  In addition, the Company is scheduled to complete another 24 new H&P-designed and operated FlexRigs under long-term contracts with customers.  Upon completion of these commitments, the Company’s global fleet is expected to have a total of 384 land rigs, including 354 FlexRigs.

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News Release

June 4, 2014

This release includes “forward-looking statements” within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, and such statements are based on current expectations and assumptions that are subject to risks and uncertainties.  All statements other than statements of historical facts included in this release, including, without limitation, statements regarding the registrant’s future financial position, business strategy, budgets, projected costs and plans and objectives of management for future operations, are forward-looking statements.  For information regarding risks and uncertainties associated with the Company’s business, please refer to the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of the Company’s SEC filings, including, but not limited to, its annual report on Form 10-K and quarterly reports on Form 10-Q.  As a result of these factors, Helmerich & Payne, Inc.’s actual results may differ materially from those indicated or implied by such forward-looking statements.  We undertake no duty to update or revise our forward-looking statements based on changes in internal estimates, expectations or otherwise, except as required by law.

*FlexRig® is a registered trademark of Helmerich & Payne, Inc.

Contact:

Investor Relations

investor.relations@hpinc.com

(918) 588-5207

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